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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           THE MED-DESIGN CORPORATION


         The Med-Design Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), for the purpose of amending its Certificate of Incorporation pursuant to Section 242 of the Delaware General Corporation Law does hereby certify as follows:

         1. Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                  "FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue shall be Thirty Five Million (35,000,000) to be divided into two classes designated "Common Stock" and "Preferred Stock". The Corporation shall be authorized to issue (a) Thirty Million (30,000,000) shares of Common Stock, par value $0.01 per share, and (b) Five Million (5,000,000) Preferred Stock, par value $0.01 per share.

                  The Board of Directors is hereby empowered to cause the Preferred Stock to be issued from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such class or series and the stated value thereof, if different from the par value, and to fix the terms of any such class or series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price, the liquidation preferences of such class or series or other special rights as designated by the Board of Directors in the resolution providing for the issuance of such class or series and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any class or series, to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issue of shares of that class or series. Shares of Preferred Stock or any one class or series shall be identical in all respects."

         2. The Corporation hereby certifies that the amendment set forth above has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law and was adopted by the stockholders of the Corporation at the Corporation's Annual Meeting of Stockholders, held in accordance with the provisions of Section 211 of the Delaware General Corporation Law.

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of Certificate of Incorporation to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 20th day of March, 2002.


                                            THE MED-DESIGN CORPORATION


                                            By:  /s/ Joseph N. Bongiovanni
                                               ---------------------------
                                            Name:  Joseph N. Bongiovanni
                                            Title: Vice President and Secretary